EXHIBIT 10.54
TENNECO INC. 2006 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
______________________
Participant Name

Division Allocation as of Grant Date:    [DRiV or New Tenneco]

Effective as of [Grant Date] (the “Grant Date”), the Participant has been granted a Full Value Award under the Tenneco Inc. 2006 Long-Term Incentive Plan (the “Plan”) in the form of restricted stock units with respect to [Number of Awards Granted] shares of Common Stock (“Restricted Stock Units”). The Award is subject to the following terms and conditions (sometimes referred to as this “Award Agreement”) and the terms and conditions of the Plan as the same has been and may be amended from time to time. Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.
1.Dividend Cash Amounts.  This Award contains the right to receive cash credits to a hypothetical bookkeeping account (a “Dividend Cash Account”) in respect of dividends paid with respect to shares of Common Stock in accordance with the following:

(a)
If a dividend with respect to shares of Common Stock is payable in cash, then, as of the applicable dividend payment date, the Participant’s Dividend Cash Account shall be credited with an amount (a “Dividend Cash Amount”) equal to (i) the cash dividend payable with respect to a share of Common Stock, multiplied by (ii) the number of Restricted Stock Units outstanding on the applicable dividend record date.

(b)
If a dividend with respect to shares of Common Stock is payable in shares of Common Stock, then, as of the applicable dividend payment date, the Participant’s Dividend Cash Account shall be credited with a Dividend Cash Amount in an amount equal to (i) the number of shares of Common Stock distributed in the dividend with respect to a share of Common Stock, divided by (ii) the Fair Market Value of a share of Common Stock on the dividend payment date, multiplied by (iii) the number of Restricted Stock Units outstanding on the applicable dividend record date.

The Dividend Cash Amounts credited to the Participant’s Dividend Cash Account shall be subject to the same vesting provisions as the Restricted Stock Units to which the Dividend Cash Amounts relate and shall be settled in accordance with Paragraph 4.  No Dividend Cash Amounts with respect to a Restricted Stock Unit shall be credited under this Award Agreement for any period after the Vesting Date (as defined in Paragraph 2) applicable to such Restricted Stock Unit.  Amounts credited to a Participant’s Dividend Cash Account shall not be credited with any investment earnings.
2.Vesting and Forfeiture of Restricted Stock Units and Dividend Cash Amounts.  All Restricted Stock Units and Dividend Cash Amounts credited to the Participant’s Dividend Cash Account shall be unvested unless and until they become vested and nonforfeitable in accordance with this Paragraph 2.  Subject to the terms and conditions of this Award Agreement and the Plan, [one-third (1/3) of the Restricted Stock Units and associated Dividend Cash Amounts awarded hereunder shall vest on each of the first, second and third anniversary of the Grant Date (each a “Vesting Date”)], provided that the Participant is continuously employed by the Company or a Subsidiary through the applicable Vesting Date.  Notwithstanding the foregoing:

(a)
if the Participant’s Termination Date occurs by reason of Total Disability (as defined in Paragraph 3) or death, any unvested Restricted Stock Units that are outstanding on the Termination Date (and any associated Dividend Cash Amounts) shall immediately vest on the Termination Date and the Termination Date shall be the “Vesting Date” for purposes of this Award Agreement;

(b)
if the Participant’s Termination Date occurs by reason of Retirement (as defined in Paragraph 3) [after the first anniversary of the Grant Date], any unvested Restricted Stock Units that are outstanding on the Termination Date (and associated Dividend Cash Amounts) shall immediately vest on the Termination Date and the Termination Date shall be the “Vesting Date” for purposes of this Award Agreement;[1]

(c)
in the event that the Participant is assigned to a special project with a limited scope (as approved by the Committee and communicated to the Participant) and if the Participant’s Termination Date occurs as a result of termination by the Company for reasons other than for Cause (as defined in Paragraph 3), then any unvested portion of the Award that is outstanding on the Termination Date shall immediately vest on the

1 Bracketed language to be included at Committee discretion on a grant by grant basis.

Termination Date and the Termination Date shall be the “Vesting Date” for purposes of this Award Agreement;

(d)	in the event of a Change in Control other than a New Tenneco Transaction or a DRiV Transaction (each as defined in Paragraph 3), the terms of Article 6 of the Plan shall control;

(e)	The following shall apply if a New Tenneco Transaction occurs:

(i)
If the Participant is a New Tenneco Participant, any unvested Restricted Stock Units that are outstanding on the date of the New Tenneco Transaction (and any associated Dividend Cash Amounts) shall immediately vest on the date of the New Tenneco Transaction and the date of the New Tenneco Transaction shall be the “Vesting Date” for purposes of this Award Agreement, and

(ii)
If the Participant is a DRiV Participant, any outstanding unvested Restricted Stock Units (and associated Dividend Cash Amounts) shall be paid and settled as of the Settlement Date (determined in accordance with Paragraph 4) provided that the DRiV Participant’s Termination Date does not occur prior to the Settlement Date; provided, however, that if the DRiV Participant’s Termination Date occurs prior to the Settlement Date as a result of death, Total Disability or a termination by the Company or a Subsidiary for reasons other than Cause, any unvested Restricted Stock Units that are outstanding on the Termination Date (and associated Dividend Cash Amounts) shall immediately vest on the Termination Date and the Termination Date shall be the “Vesting Date” for purposes of this Award Agreement;

(f)	The following shall apply if a DRiV Transaction that is a sale of DRiV occurs:

(i)
If the Participant is a DRiV Participant, any unvested Restricted Stock Units that are outstanding on the date of the DRiV Transaction (and any associated Dividend Cash Amounts) shall immediately vest on the date of the DRiV Transaction and the date of the DRiV Transaction shall be the “Vesting Date” for purposes of this Award Agreement, and

(ii)
If the Participant is a New Tenneco Participant, any outstanding unvested Restricted Stock Units (and associated Dividend Cash Amounts) shall be paid and settled as of the Settlement Date (determined in accordance with Paragraph 4) provided that the New Tenneco Participant’s Termination Date does not occur prior to the Settlement Date; provided, however, that if the New Tenneco’s Termination Date occurs prior to the Settlement Date as a result of death, Total Disability or a termination by the Company or a Subsidiary for reasons other than Cause, any unvested Restricted Stock Units that are outstanding on the Termination Date (and associated Dividend Cash Amounts) shall immediately vest on the Termination Date and the Termination Date shall be the “Vesting Date” for purposes of this Award Agreement; and

(g)	If a DRiV Transaction occurs that is a spin-off of DRiV, the provisions of this Agreement shall continue to apply without regard to the DRiV Transaction.

All Restricted Stock Units and associated Dividend Cash Amounts that are not vested upon the Participant’s Termination Date shall immediately expire and shall be forfeited and the Participant shall have no further rights thereto.  In addition, this Award is subject to forfeiture if the Participant fails to accept the Award within the first twelve (12) months following the Grant Date in accordance with procedures established by the Company. In the event of forfeiture for any reason, the balance in the Participant’s Dividend Cash Account shall be reduced by the amount of any Dividend Cash Amounts that are forfeited.
3.Special Definitions. For purposes of this Award Agreement, the following terms shall have the meaning specified:

(a)
“Cause” means, with respect to the Participant, (i) fraud, embezzlement, or theft in connection with his or her employment, (ii) gross negligence in the performance of his or her duties, (iii) his or her conviction, guilty plea, or plea of nolo contendere with respect to a felony, (iv) the willful and continued failure to substantially perform his or her duties for the Company or any of its Subsidiaries (except where the failure results from incapacity due to disability), (v) the failure to meet the obligations required by his or her position, as determined in the reasonable discretion of the Committee, or (vi) the willful or negligent engagement in conduct which is, or could reasonably be expected to be, materially injurious to any of the Company or any

1 Bracketed language to be included at Committee discretion on a grant by grant basis.

of its Subsidiaries, monetarily or otherwise. For purposes of the foregoing, no act, or failure to act, on the part of the Participant shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her act, or failure to act, was in the best interest of the Company and its Subsidiaries.

(b)
“DRiV Participant” means a Participant who is employed primarily in the Company’s DRiV Division as of the relevant date of determination for purposes of Paragraph 2(e) or (f). The Participant’s Division Allocation as of the Grant Date is reflected above. Nothing herein shall prohibit or restrict the Company or the Committee from changing the Participant’s Division Allocation prior to the relevant date of determination for purposes of Paragraph 2(e) or (f). For the avoidance of doubt, the Participant’s Division Allocation for purposes of this Agreement applies solely for purposes of this Agreement.

(c)
“DRiV Transaction” means (i) a sale or (ii) spin-off, in each case of the Company’s DRiV Division (consisting primarily of the Company’s Global Motorparts business group and Global Ride Performance business group and applicable reporting lines thereunder as determined from time to time by the Company); provided, however, that a sale of the DRiV Division shall not constitute a DRiV Transaction unless the sale constitutes a sale of all or substantially all of the DRiV Division. A DRiV Transaction shall not constitute a Change in Control for purposes of this Award Agreement even if it otherwise constitutes a Change in Control for purposes of the Plan.

(d)
“New Tenneco Participant” means a Participant who is employed primarily in the Company’s New Tenneco Division as of the relevant date of determination for purposes of Paragraph 2(e) or (f). The Participant’s Division Allocation as of the Grant Date is reflected above. Nothing herein shall prohibit or restrict the Company or the Committee from changing the Participant’s Division Allocation prior to the relevant date of determination for purposes of Paragraph 2(e) or (f). For the avoidance of doubt, the Participant’s Division Allocation for purposes of this Agreement applies solely for purposes of this Agreement.

(e)
“New Tenneco Transaction” means a sale of the Company’s New Tenneco Division (consisting primarily of the Company’s Global Clean Air business group and Global Powertrain business group and applicable reporting lines thereunder as determined from time to time by the Company); provided, however, that a sale of the New Tenneco Division shall not constitute a New Tenneco Transaction unless the sale constitutes a sale of all or substantially all of the New Tenneco Division. A New Tenneco Transaction shall not constitute a Change in Control for purposes of this Award Agreement even if it otherwise constitutes a Change in Control for purposes of the of the Plan.

(f)
“Retirement” means the Participant’s termination of employment with the Company and its Subsidiaries after the date on which the Participant attains (A) age 65 or (B) age 55 and has completed at least 10 years of service with the Company and its Subsidiaries and is not for any other reason, including voluntary resignation, termination by the Company or a Subsidiary for cause, which shall include the failure of the Participant to meet the obligations required by his or her position (as determined in the reasonable discretion of the Company), or termination by the Participant for good reason or constructive discharge.

(g)
“Total Disability” means an event that results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Subsidiaries.

4.Settlement and Payment.  Subject to the terms and conditions of this Award Agreement, Restricted Stock Units and associated Dividend Cash Amounts that have become vested in accordance with Paragraph 2 shall be paid and settled as of the applicable Vesting Date.  The date on which payment and settlement occurs is referred to as the “Settlement Date.” Unless otherwise determined by the Committee in accordance with the terms of the Plan, (a) settlement of the vested Restricted Stock Units on a Settlement Date shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Restricted Stock Unit, plus an amount of cash equal to the Fair Market Value of any fractional Restricted Stock Unit being settled as of such Settlement Date and (b) settlement of the vested Dividend Cash Amounts on a Settlement Date shall be paid in a cash lump sum payment. Upon the settlement of any vested Restricted Stock

1 Bracketed language to be included at Committee discretion on a grant by grant basis.

Units such Restricted Stock Units shall be cancelled and upon payment of any Dividend Cash Amounts the balance in the Participant’s Dividend Cash Account shall be reduced by the amount paid to the Participant pursuant to subparagraph (b).

5.Withholding.  All Awards and distributions under the Plan, including this Award and any distribution in respect of this Award, are subject to withholding of all applicable taxes, and the delivery of any cash or other benefits under the Plan or this Award is conditioned on satisfaction of the applicable tax withholding obligations. Such withholding obligations may be satisfied, at the Participant’s election, (a) through cash payment by the Participant or (b) through the surrender of cash or shares of Common Stock to which the Participant is otherwise entitled under the Plan; provided, however, that any withholding obligations with respect to any Participant shall be satisfied by the method set forth in subparagraph (b) (through the withholding of shares otherwise payable pursuant to this Award) unless the Participant otherwise elects in accordance with this Paragraph 5; and provided further that any withholding with respect to payments of Dividend Cash Amounts shall be satisfied by the method set forth in subparagraph (a) of this Paragraph 5. The amount withheld in the form of shares of Common Stock under this Paragraph 5 may not exceed the minimum statutory withholding obligation (based on the minimum statutory withholding rates for Federal and state purposes, including, without limitation, payroll taxes) unless otherwise elected by the Participant, in no event shall the Participant be permitted to elect less than the minimum statutory withholding obligation, and in no event shall the Participant be permitted to elect to have an amount withheld in the form of shares of Common Stock pursuant to this Paragraph 5 that exceeds the maximum individual tax rate for the employee in applicable jurisdictions.

6.Transferability.  This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

7.Heirs and Successors.  If any benefits deliverable to the Participant under this Award Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s Designated Beneficiary, in accordance with the provisions of this Award Agreement. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Company in such form and at such time as the Company shall require and in accordance with such rules and procedures established by the Company. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant.

8.Administration.  The authority to administer and interpret this Award and this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award and this Award Agreement as it has with respect to the Plan.  Any interpretation of this Award or this Award Agreement by the Committee and any decision made by it with respect to this Award or this Award Agreement is final and binding on all persons. Notwithstanding the foregoing, an “Administrative Committee” consisting of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, and the Chief Human Resources Officer of the Company shall have all of the rights, powers, duties, authorities, and obligations of, the Committee under this Award Agreement with respect to allocating the Participant (or modifying the Participant’s allocation) to the DRiV Division or the New Tenneco Division based on the services provided by the Participant or as determined appropriate in the case of a transaction described in Paragraph 2(e) or (f); provided, however, that the Administrative Committee may not take any action with respect to any Participant who is determined by the Company to be an officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. The action of any individual Administrative Committee member consistent with the authority delegated to the Administrative Committee shall be considered to be action of the Committee.

9.Addendum to Award Agreement. Notwithstanding any provision of this Award Agreement, if the Participant resides and/or works outside the United States of America (the “United States,” “U.S.” or “U.S.A.”), this Award shall be subject to the special terms and conditions set forth in the addendum to this Award Agreement (the “Addendum”) for the Participant’s country. Further, if the Participant transfers residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). The Addendum shall constitute part of this Award Agreement.

10.Adjustment of Award. The number of Restricted Stock Units awarded pursuant to this Award may be adjusted by the Committee in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of the Restricted Stock Units.

1 Bracketed language to be included at Committee discretion on a grant by grant basis.

11.Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Committee or the Company at the Company’s principal offices, to the Participant at the Participant’s address as last known by the Company or, in any case, such other address as one party may designate in writing to the other.

12.Governing Law.  The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Illinois and applicable federal law.

13.Amendments.  The Board may, at any time, amend or terminate the Plan, and the Committee may amend this Award Agreement, provided that, except as provided in the Plan, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Award Agreement prior to the date such amendment or termination is adopted by the Board or the Committee, as the case may be.

14.Award Not Contract of Employment.  The Award does not constitute a contract of employment or continued service, and the grant of the Award shall not give the Participant the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan or this Award Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Award Agreement.

15.Unfunded Obligation. The Award shall not be funded, no trust, escrow or other provisions shall be established to secure payments and distributions due hereunder and this Award shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Code. The Participant shall be treated as a general, unsecured creditor of the Company with respect to amounts payable hereunder, and shall have no rights to any specific assets of the Company. Without limiting the generality of the foregoing, any amounts credited to the Dividend Cash Account will remain general assets of the Company and shall be payable solely from the general assets of the Company.

16.Severability.  If a provision of this Award Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms.  Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

17.Plan Governs; Other Terms.  The Award evidenced by this Award Agreement is granted pursuant to the Plan, and this Award and this Award Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Award Agreement by reference or are expressly cited. Notwithstanding any other provision of the Plan or this Award Agreement, (a) all Awards are subject to the Company’s recoupment or clawback policies as applicable and as in effect from time to time and (b) if the Committee determines, in its sole discretion, that the Participant at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company or any of its Subsidiaries, any unpaid portion of the Award shall be forfeited and the Participant shall have no rights with respect thereto.

18.Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

19.Special Section 409A Rules.  It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):

(a)
and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service; and

(b)
the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

1 Bracketed language to be included at Committee discretion on a grant by grant basis.

ACCEPTED:
PARTICIPANT:                        TENNECO INC.:

___________________________________________         _______________________________________

Electronic Signature	Senior Vice President and Chief Human Resources Officer
___________________________________________
Acceptance Date

1 Bracketed language to be included at Committee discretion on a grant by grant basis.